Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal Year 2025 Fourth Quarter Results
ORRVILLE, Ohio, June 10, 2025 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its fiscal year ending April 30, 2025. Financial results for the fourth quarter and fiscal year reflect the divestiture of certain Sweet Baked Snacks value brands on March 3, 2025, divestiture of the Voortman® business on December 2, 2024, divestiture of the Canada condiment business on January 2, 2024, acquisition of Hostess Brands, Inc. ("Hostess Brands") on November 7, 2023, and divestiture of the Sahale Snacks® business on
November 1, 2023. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales for the quarter was $2.1 billion, a decrease of $61.9 million, or 3 percent. Net sales for the quarter excluding the divestitures and foreign currency exchange decreased 1 percent.
•For the fiscal year, net sales was $8.7 billion, an increase of 7 percent. Net sales excluding the acquisition, divestitures, and foreign currency exchange was flat.
•Net loss per diluted share for the quarter was $6.85. Adjusted earnings per share was $2.31, a decrease of 13 percent.
•For the fiscal year, net loss per diluted share was $11.57. Adjusted earnings per share was $10.12, an increase of 2 percent.
•Cash provided by operations for the quarter was $393.9 million compared to $428.1 million in the prior year. Free cash flow was $298.9 million for the quarter and $816.6 million for the fiscal year.
•Return of cash to shareholders through dividends was $114.5 million for the quarter and $455.4 million for the fiscal year.
•The Company provided its fiscal year 2026 outlook, with net sales expected to increase 2.0 to 4.0 percent, adjusted earnings per share to range from $8.50 to $9.50, and free cash flow of $875.0 million.
CHIEF EXECUTIVE OFFICER REMARKS
"Our fourth quarter and full-year results underscore the demand for our leading brands, the resilience of our business, and our ability to act with speed and agility in a dynamic operating environment,” said Mark Smucker, Chief Executive Officer and Chair of the Board. "This year we strengthened our financial position and grew both adjusted earnings per share and free cash flow, while investing in our business, paying down debt, and returning cash to our shareholders through dividends."
"As we look ahead to fiscal year 2026, we remain focused on delivering the business through the strength of our key growth platforms and advancing our strategic priorities. We are confident in our strategy, and we are well-positioned to deliver long-term growth and increase shareholder value."

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,143.8	$2,205.7	(3)%

Operating income (loss)	($599.1)	$406.0	n/m
Adjusted operating income	422.4	461.6	(8)%

Net income (loss) per common share – assuming dilution	($6.85)	$2.30	n/m
Adjusted earnings per share – assuming dilution	2.31	2.66	(13)%

Weighted-average shares outstanding – assuming dilution	106.4	106.4	—%

Net Sales
Net sales decreased $61.9 million, or 3 percent. Excluding $45.9 million of noncomparable net sales in the prior year related to divestitures and $3.9 million of unfavorable foreign currency exchange, net sales decreased $12.1 million, or 1 percent.
The decrease in comparable net sales reflects a 3 percentage point decrease from volume/mix, primarily driven by decreases for dog snacks, sweet baked goods, lower contract manufacturing sales related to the divested pet food brands, and fruit spreads, partially offset by an increase for Uncrustables® sandwiches. Comparable net sales also reflects a 3 percentage point increase from net price realization, primarily driven by higher net pricing for coffee, partially offset by lower net pricing for sweet baked goods and dog snacks.
Operating Income
Gross profit decreased $90.0 million, or 10 percent. The decrease primarily reflects higher costs, unfavorable volume/mix, and the noncomparable impact of divestitures, partially offset by higher net price realization. Operating income decreased $1,005.1 million, primarily reflecting noncash impairment charges of $867.3 million and $112.7 million related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand indefinite-lived trademark, respectively, and the decrease in gross profit, partially offset by a $44.3 million decrease in selling, distribution, and administrative ("SD&A") expenses and a decrease in other special project costs of $16.6 million.
Adjusted gross profit decreased $84.2 million, or 9 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects the exclusion of the change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of the noncash impairment charges of $980.0 million associated with the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand indefinite-lived trademark, amortization expense, and other special project costs as compared to GAAP operating income, decreased $39.2 million, or 8 percent.
Interest Expense and Income Taxes
Net interest expense decreased $3.1 million, primarily due to reduced debt outstanding as compared to the prior year.
The effective income tax rate was (4.6) percent, compared to 21.7 percent in the prior year. The adjusted effective income tax rate was 23.9 percent, compared to 23.2 percent in the prior year. The current year effective income tax rate includes the unfavorable impact of the goodwill impairment charge, partially offset by the deferred tax impact of favorable state legislative changes, while the prior year effective income tax rate included the one-time impacts associated with the acquisition of Hostess Brands, all of which are excluded from the respective adjusted effective income tax rates.

Cash Flow and Debt
Cash provided by operating activities was $393.9 million, compared to $428.1 million in the prior year, primarily reflecting an increase in cash payments for income and other taxes and a decrease in net income adjusted for noncash items as compared to the prior year, partially offset by less cash required to fund working capital. Free cash flow was $298.9 million, compared to $297.5 million in the prior year, driven by a decrease in capital expenditures as compared to the prior year, partially offset by the decrease in cash provided by operating activities. Net debt repayments in the quarter totaled $177.6 million.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal year 2026 guidance as summarized below:

Net sales increase vs prior year	2.0% to 4.0%
Adjusted earnings per share	$8.50 - $9.50
Free cash flow (in millions)	$875.0
Capital expenditures (in millions)	$325.0
Adjusted effective tax rate	23.7%
The Company continues to operate in a dynamic and evolving external environment, including tariffs and related trade impacts, regulatory and policy changes, ongoing input inflation, and changes in consumer behaviors that impact its fiscal year 2026 outlook. This guidance reflects the Company's expectations based on its current understanding of these factors.
Net sales are expected to increase 2.0 to 4.0 percent, which includes an impact of $134.7 million related to the divestitures of the Voortman® business and certain Sweet Baked Snacks value brands. Comparable net sales are expected to increase approximately 3.5 to 5.5 percent, which excludes noncomparable sales in the prior year related to the divestitures of the Voortman® business and certain Sweet Baked Snacks value brands. The increase in comparable net sales reflects higher net price realization, partially offset by a decline in volume/mix. This guidance also reflects a decline of approximately $38.0 million of contract manufacturing sales related to the divested pet food brands, as the contract manufacturing agreement concluded at the end of fiscal year 2025.
Adjusted earnings per share is expected to range from $8.50 to $9.50. This guidance reflects the increase in net sales, adjusted gross profit margin of approximately 35.5 to 36.0 percent, an increase of SD&A expenses of approximately 3.0 percent, interest expense of approximately $380.0 million, an adjusted effective income tax rate of 23.7 percent, and 106.7 million weighted-average common shares outstanding. Free cash flow is expected to be approximately $875.0 million at the midpoint of our adjusted earnings per share guidance range, with capital expenditures of $325.0 million.

FOURTH QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q4 Results	$738.6	$211.2	28.6%
Increase (decrease) vs prior year	11%	—%	-300bps
Net sales increased $72.5 million, or 11 percent. Net price realization increased net sales by 10 percentage points, primarily driven by higher net pricing for the Folgers® and Café Bustelo® brands. Volume/mix was neutral to net sales, reflecting an increase for the Café Bustelo® brand, mostly offset by a decrease for the Folgers® brand.
Segment profit increased $0.9 million, as higher net price realization and lower marketing expenses were mostly offset by higher commodity costs.

U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q4 Results	$449.8	$91.0	20.2%
Increase (decrease) vs prior year	—%	(5)%	-110bps
Net sales decreased $0.7 million. Lower net price realization decreased net sales by 1 percentage point, primarily reflecting lower net price realization for Jif® peanut butter and Uncrustables® sandwiches, partially offset by a list price increase for Smucker's® toppings and syrups. Volume/mix increased net sales by 1 percentage point, primarily driven by an increase for Uncrustables® sandwiches, partially offset by a decrease for Smucker's® fruit spreads.
Segment profit decreased $4.8 million, primarily reflecting equipment write-off charges, higher costs, and lower net price realization, partially offset by lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility and lower marketing expenses.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q4 Results	$395.5	$106.1	26.8%
Increase (decrease) vs prior year	(13)%	(7)%	160bps
Net sales decreased $57.1 million, or 13 percent. Volume/mix decreased net sales by 11 percentage points, primarily driven by a decrease for dog snacks and lower contract manufacturing sales related to the divested pet food brands. Lower net price realization decreased net sales by 2 percentage points, primarily driven by lower net pricing for dog snacks and cat food.
Segment profit decreased $8.0 million, primarily reflecting unfavorable volume/mix and lower net price realization, partially offset by lower costs and lower marketing expenses.
Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q4 Results	$251.0	$20.0	8.0%
Increase (decrease) vs prior year	(26)%	(72)%	-1280bps
Net sales decreased $86.0 million, or 26 percent. Excluding $45.9 million of noncomparable net sales in the prior year related to the divestitures of the Voortman® business and certain Sweet Baked Snacks value brands, net sales decreased $40.1 million, or 14 percent. Volume/mix decreased net sales by 9 percentage points, primarily driven by decreases for snack cakes, donuts, and private label products. Lower net price realization decreased net sales by 4 percentage points, primarily reflecting lower net pricing across the portfolio.
Segment profit decreased $50.2 million, primarily reflecting higher costs, lower net price realization, unfavorable volume/mix, and the impact of the noncomparable segment profit in the prior year related to the divested businesses.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q4 Results	$308.9	$69.2	22.4%
Increase (decrease) vs prior year	3%	13%	200bps
Net sales increased $9.4 million, or 3 percent. Excluding $3.9 million of unfavorable foreign currency exchange, net sales increased $13.3 million, or 4 percent. Net price realization contributed a 6 percentage point increase to net sales, primarily reflecting higher net pricing for coffee. Volume/mix decreased net sales by 1 percentage point, primarily driven by decreases for coffee and portion control products, partially offset by an increase for Uncrustables® sandwiches.
Segment profit increased $8.1 million, primarily reflecting higher net price realization and lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility, partially offset by higher costs.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal year 2025 financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chief Executive Officer and Chair of the Board, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands' business;
the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the
Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess
Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, changes in consumer preferences, consumer or other litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to the Company's restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment to meet the Company's deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers or primary suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs, food ingredients, food labeling, and food accessibility; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.
The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended April 30,			Year Ended April 30,
	2025	2024	% Increase (Decrease)	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,143.8	$2,205.7	(3)%	$8,726.1	$8,178.7	7%
Cost of products sold	1,320.5	1,292.4	2%	5,341.4	5,063.3	5%
Gross Profit	823.3	913.3	(10)%	3,384.7	3,115.4	9%
Gross margin	38.4%	41.4%		38.8%	38.1%

Selling, distribution, and administrative expenses	380.6	424.9	(10)%	1,529.0	1,446.2	6%
Amortization	53.6	56.0	(4)%	219.3	191.1	15%
Goodwill impairment charges	867.3	—	n/m	1,661.6	—	n/m
Other intangible assets impairment charges	112.7	—	n/m	320.9	—	n/m
Other special project costs	7.9	24.5	(68)%	35.8	130.2	(73)%
Loss (gain) on divestitures – net	(0.9)	—	n/m	310.1	12.9	n/m
Other operating expense (income) – net	1.2	1.9	37%	(18.1)	29.2	n/m
Operating Income (Loss)	(599.1)	406.0	n/m	(673.9)	1,305.8	n/m
Operating margin	(27.9)%	18.4%		(7.7)%	16.0%

Interest expense – net	(94.2)	(97.3)	(3)%	(388.7)	(264.3)	47%
Other debt gains (charges) – net	(0.1)	—	n/m	30.2	(19.5)	n/m
Other income (expense) – net	(3.7)	4.4	n/m	(14.4)	(25.6)	44%
Income (Loss) Before Income Taxes	(697.1)	313.1	n/m	(1,046.8)	996.4	n/m
Income tax expense	31.9	68.0	(53)%	184.0	252.4	(27)%
Net Income (Loss)	($729.0)	$245.1	n/m	($1,230.8)	$744.0	n/m

Net income (loss) per common share	($6.85)	$2.31	n/m	($11.57)	$7.14	n/m

Net income (loss) per common share – assuming dilution	($6.85)	$2.30	n/m	($11.57)	$7.13	n/m

Dividends declared per common share	$1.08	$1.06	2%	$4.32	$4.24	2%

Weighted-average shares outstanding	106.4	106.2	—%	106.4	104.1	2%

Weighted-average shares outstanding – assuming dilution	106.4	106.4	—%	106.4	104.4	2%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2025	April 30, 2024
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$69.9	$62.0
Trade receivables – net	619.0	736.5
Inventories	1,209.4	1,038.9
Other current assets	248.3	129.5
Total Current Assets	2,146.6	1,966.9

Property, Plant, and Equipment – Net	3,079.6	3,072.7

Other Noncurrent Assets
Goodwill	5,710.0	7,649.9
Other intangible assets – net	6,346.9	7,255.4
Other noncurrent assets	280.2	328.8
Total Other Noncurrent Assets	12,337.1	15,234.1
Total Assets	$17,563.3	$20,273.7

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,288.7	$1,336.2
Current portion of long-term debt	—	999.3
Short-term borrowings	640.8	591.0
Other current liabilities	722.5	834.6
Total Current Liabilities	2,652.0	3,761.1

Noncurrent Liabilities
Long-term debt, less current portion	7,036.8	6,773.7
Other noncurrent liabilities	1,791.9	2,045.0
Total Noncurrent Liabilities	8,828.7	8,818.7

Total Shareholders’ Equity	6,082.6	7,693.9
Total Liabilities and Shareholders’ Equity	$17,563.3	$20,273.7

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2025	2024	2025	2024
	(Dollars in millions)
Operating Activities
Net income (loss)	($729.0)	$245.1	($1,230.8)	$744.0
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	69.8	69.0	283.2	239.7
Amortization	53.6	56.0	219.3	191.1
Goodwill impairment charges	867.3	—	1,661.6	—
Other intangible assets impairment charges	112.7	—	320.9	—
Realized loss on investment in equity securities - net	—	—	—	21.5
Pension settlement loss (gain)	—	—	—	3.2
Share-based compensation expense	4.7	8.0	29.9	23.9
Loss (gain) on divestitures – net	(0.9)	—	310.1	12.9
Deferred income tax expense (benefit)	(44.8)	(18.4)	(108.0)	(40.5)
Loss (gain) on disposal of assets – net	9.7	5.1	12.6	7.8
Other noncash adjustments – net	11.5	12.3	15.3	31.9
Settlement of interest rate contracts	—	—	—	42.5
Defined benefit pension contributions	(1.3)	(1.3)	(5.0)	(4.1)
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	36.7	52.3	117.2	41.5
Inventories	(121.4)	(52.4)	(180.6)	2.9
Other current assets	(21.2)	(48.7)	(48.9)	(35.5)
Accounts payable	137.2	66.2	(36.5)	(81.7)
Accrued liabilities	31.6	37.6	(85.4)	99.4
Income and other taxes	(17.1)	8.6	(50.6)	(34.9)
Other – net	(5.2)	(11.3)	(13.9)	(36.2)
Net Cash Provided by (Used for) Operating Activities	393.9	428.1	1,210.4	1,229.4

Investing Activities
Business acquired, net of cash acquired	—	—	—	(3,920.6)
Proceeds from sale of equity securities	—	—	—	466.3
Proceeds from divestitures – net	35.5	5.8	326.0	56.3
Additions to property, plant, and equipment	(95.0)	(130.6)	(393.8)	(586.5)
Other – net	(22.3)	21.4	(32.5)	19.9
Net Cash Provided by (Used for) Investing Activities	(81.8)	(103.4)	(100.3)	(3,964.6)

Financing Activities
Short-term borrowings (repayments) – net	172.4	165.0	19.2	578.2
Proceeds from long-term debt	650.0	—	650.0	4,285.0
Repayments of long-term debt	(1,000.0)	(350.0)	(1,300.0)	(1,791.0)
Capitalized debt issuance costs	(3.0)	—	(3.0)	(32.1)
Quarterly dividends paid	(114.5)	(112.0)	(455.4)	(437.5)
Purchase of treasury shares	(0.2)	(0.3)	(3.3)	(372.8)
Proceeds from stock option exercises	1.6	0.1	1.9	3.2
Payment of assumed tax receivable agreement obligation	—	—	—	(86.4)
Other – net	1.6	(0.7)	(12.1)	(5.0)
Net Cash Provided by (Used for) Financing Activities	(292.1)	(297.9)	(1,102.7)	2,141.6
Effect of exchange rate changes on cash	2.7	(0.7)	0.5	(0.2)
Net increase (decrease) in cash and cash equivalents	22.7	26.1	7.9	(593.8)
Cash and cash equivalents at beginning of period	47.2	35.9	62.0	655.8
Cash and Cash Equivalents at End of Period	$69.9	$62.0	$69.9	$62.0

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2025	% of Net Sales	2024	% of Net Sales	2025	% of Net Sales	2024	% of Net Sales
	(Dollars in millions)
Net sales	$2,143.8		$2,205.7		$8,726.1		$8,178.7
Selling, distribution, and administrative expenses:
Marketing	124.3	5.8%	135.6	6.1%	468.2	5.4%	441.6	5.4%
Selling	63.2	2.9%	67.6	3.1%	263.7	3.0%	249.6	3.1%
Distribution	72.3	3.4%	71.2	3.2%	286.4	3.3%	262.9	3.2%
General and administrative	120.8	5.6%	150.5	6.8%	510.7	5.9%	492.1	6.0%
Total selling, distribution, and administrative expenses	$380.6	17.8%	$424.9	19.3%	$1,529.0	17.5%	$1,446.2	17.7%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$738.6	$666.1	$2,806.6	$2,704.4
U.S. Retail Frozen Handheld and Spreads	449.8	450.5	1,877.0	1,815.6
U.S. Retail Pet Foods	395.5	452.6	1,663.6	1,822.8
Sweet Baked Snacks	251.0	337.0	1,178.8	637.3
International and Away From Home	308.9	299.5	1,200.1	1,198.6
Total net sales	$2,143.8	$2,205.7	$8,726.1	$8,178.7

Segment profit:
U.S. Retail Coffee	$211.2	$210.3	$795.1	$759.2
U.S. Retail Frozen Handheld and Spreads	91.0	95.8	425.3	434.1
U.S. Retail Pet Foods	106.1	114.1	459.6	402.1
Sweet Baked Snacks	20.0	70.2	219.8	138.2
International and Away From Home	69.2	61.1	247.4	208.1
Total segment profit	$497.5	$551.5	$2,147.2	$1,941.7
Amortization	(53.6)	(56.0)	(219.3)	(191.1)
Goodwill impairment charges	(867.3)	—	(1,661.6)	—
Other intangible assets impairment charges	(112.7)	—	(320.9)	—
Gain (loss) on divestitures – net	0.9	—	(310.1)	(12.9)
Interest expense – net	(94.2)	(97.3)	(388.7)	(264.3)
Change in net cumulative unallocated derivative gains and losses	16.5	27.8	58.2	6.7
Cost of products sold – special project costs	2.6	(2.9)	(9.1)	(2.9)
Other special project costs	(7.9)	(24.5)	(35.8)	(130.2)
Other debt gains (charges) – net	(0.1)	—	30.2	(19.5)
Corporate administrative expenses	(75.1)	(89.9)	(322.5)	(305.5)
Other income (expense) – net	(3.7)	4.4	(14.4)	(25.6)
Income (loss) before income taxes	($697.1)	$313.1	($1,046.8)	$996.4

Segment profit margin:
U.S. Retail Coffee	28.6%	31.6%	28.3%	28.1%
U.S. Retail Frozen Handheld and Spreads	20.2%	21.3%	22.7%	23.9%
U.S. Retail Pet Foods	26.8%	25.2%	27.6%	22.1%
Sweet Baked Snacks	8.0%	20.8%	18.6%	21.7%
International and Away From Home	22.4%	20.4%	20.6%	17.4%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestitures, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the unfavorable permanent tax impacts associated with the goodwill impairment charges for the Sweet Baked Snacks reporting unit, the sale of the Voortman Cookies Limited entity, and the favorable noncash deferred tax benefits associated with the integration of Hostess Brands into the Company, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2026 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2025	2024	Increase (Decrease)	%	2025	2024	Increase (Decrease)	%
	(Dollars in millions)
Net sales reconciliation:
Net sales	$2,143.8	$2,205.7	($61.9)	(3)%	$8,726.1	$8,178.7	$547.4	7%
Hostess Brands acquisition	—	—	—	—	(669.3)	—	(669.3)	(8)
Sweet Baked Snacks value brands divestiture	—	(11.2)	11.2	1	—	(11.2)	11.2	—
Voortman® divestiture	—	(34.7)	34.7	2	—	(54.9)	54.9	1
Canada condiment divestiture	—	—	—	—	—	(43.8)	43.8	1
Sahale Snacks® divestiture	—	—	—	—	—	(24.1)	24.1	—
Foreign currency exchange	3.9	—	3.9	—	10.7	—	10.7	—
Net sales excluding acquisition, divestitures, and foreign currency exchange	$2,147.7	$2,159.8	($12.1)	(1)%	$8,067.5	$8,044.7	$22.8	—%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2025	2024	2025	2024
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$823.3	$913.3	$3,384.7	$3,115.4
Change in net cumulative unallocated derivative gains and losses	(16.5)	(27.8)	(58.2)	(6.7)
Cost of products sold – special project costs	(2.6)	2.9	9.1	2.9
Adjusted gross profit	$804.2	$888.4	$3,335.6	$3,111.6
% of net sales	37.5%	40.3%	38.2%	38.0%
Operating income (loss) reconciliation:
Operating income (loss)	($599.1)	$406.0	($673.9)	$1,305.8
Amortization	53.6	56.0	219.3	191.1
Goodwill impairment charges	867.3	—	1,661.6	—
Other intangible assets impairment charges	112.7	—	320.9	—
Loss (gain) on divestitures – net	(0.9)	—	310.1	12.9
Change in net cumulative unallocated derivative gains and losses	(16.5)	(27.8)	(58.2)	(6.7)
Cost of products sold – special project costs	(2.6)	2.9	9.1	2.9
Other special project costs	7.9	24.5	35.8	130.2
Adjusted operating income	$422.4	$461.6	$1,824.7	$1,636.2
% of net sales	19.7%	20.9%	20.9%	20.0%
Net income (loss) reconciliation:
Net income (loss)	($729.0)	$245.1	($1,230.8)	$744.0
Income tax expense	31.9	68.0	184.0	252.4
Amortization	53.6	56.0	219.3	191.1
Goodwill impairment charges	867.3	—	1,661.6	—
Other intangible assets impairment charges	112.7	—	320.9	—
Loss (gain) on divestitures – net	(0.9)	—	310.1	12.9
Change in net cumulative unallocated derivative gains and losses	(16.5)	(27.8)	(58.2)	(6.7)
Cost of products sold – special project costs	(2.6)	2.9	9.1	2.9
Other special project costs	7.9	24.5	35.8	130.2
Other expense – special project costs	—	—	—	0.3
Other infrequently occurring items:
Other debt charges (gains) – net (A)	0.1	—	(30.2)	19.5
Realized loss on investment in equity securities - net (B)	—	—	—	21.5
Pension plan termination settlement charge (C)	—	—	—	3.2
Adjusted income before income taxes	$324.5	$368.7	$1,421.6	$1,371.3
Income taxes, as adjusted	77.7	85.3	342.8	333.3
Adjusted income	$246.8	$283.4	$1,078.8	$1,038.0

Weighted-average shares outstanding – assuming dilution (D)	106.7	106.4	106.6	104.4
Adjusted earnings per share – assuming dilution (D)	$2.31	$2.66	$10.12	$9.94

(A) Includes a net gain on extinguishment of debt as a result of the tender offers completed during 2025 and financing fees associated with the Bridge Loan entered into during 2024 to provide committed financing for the acquisition of Hostess Brands.
(B) Includes the realized gains and losses on the change in fair value on the Company's investment in Post common stock and the related equity forward contract, which was settled in November 2023.
(C) Represents the nonrecurring pre-tax settlement charge recognized during 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans.
(D) Adjusted earnings per common share – assuming dilution for 2025 and 2024 was computed using the treasury stock method. Further, for the three and twelve months ended April 30, 2025, the weighted-average shares – assuming dilution differed from the Company's GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of the Company's stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2025	2024	2025	2024
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	($729.0)	$245.1	($1,230.8)	$744.0
Income tax expense	31.9	68.0	184.0	252.4
Interest expense – net	94.2	97.3	388.7	264.3
Depreciation	69.8	69.0	283.2	239.7
Amortization	53.6	56.0	219.3	191.1
Goodwill impairment charges	867.3	—	1,661.6	—
Other intangible assets impairment charges	112.7	—	320.9	—
Loss (gain) on divestitures – net	(0.9)	—	310.1	12.9
EBITDA (as adjusted)	$499.6	$535.4	$2,137.0	$1,704.4
% of net sales	23.3%	24.3%	24.5%	20.8%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$393.9	$428.1	$1,210.4	$1,229.4
Additions to property, plant, and equipment	(95.0)	(130.6)	(393.8)	(586.5)
Free cash flow	$298.9	$297.5	$816.6	$642.9

The following tables provide a reconciliation of the Company's fiscal year 2026 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2026
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$5.59	$6.59
Change in net cumulative unallocated derivative gains and losses(A)	0.58	0.58
Amortization	1.43	1.43
Special project costs	0.57	0.57
Pension plan termination settlement charge(B)	0.32	0.32
Adjusted effective income tax rate impact	0.01	0.01
Adjusted earnings per share	$8.50	$9.50

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in the Company's GAAP results and excluded from non-GAAP results as of April 30, 2025, that are expected to be allocated to non-GAAP results in future periods.

(B) Represents a non-recurring pre-tax settlement charge related to the termination of one of the Company's U.S. defined benefit pension plans anticipated to be realized during fiscal year 2026 upon settlement of the pension obligations.

	Year Ending April 30, 2026
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,200.0
Additions to property, plant, and equipment	(325.0)
Free cash flow	$875.0